CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 21, 2017, relating to the consolidated financial statements of Imprimis Pharmaceuticals, Inc. and subsidiaries, appearing in the Annual Report on Form 10-K of Imprimis Pharmaceuticals, Inc. and subsidiaries for the year ended December 31, 2016.

/s/ KMJ Corbin & Company LLP

Costa Mesa, California
August 25, 2017

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